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                                                                  EXHIBIT 4.15

                         COMMON STOCK PURCHASE AGREEMENT

         THIS COMMON STOCK PURCHASE AGREEMENT (this "Agreement") is made as of December 21, 1998, between FINET HOLDINGS CORPORATION, a Delaware corporation (the "Company"), and the person executing this Agreement on the Signature page hereof (the "Signature Page") as Purchaser (the "Purchaser"):

                                    RECITALS:

         WHEREAS, the Company has authorized the issuance and sale pursuant to the terms and conditions hereof of 25,000,000 shares (the "Shares") of its Common Stock, par value $.01 per share (the "Common Stock"); and

         WHEREAS, the Purchaser desires to purchase and the Company desires to sell the Shares on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements herein contained and other valuable consideration, the receipt and adequacy of which the parties hereto acknowledge, the parties agree as follows:

         1. PURCHASE AND SALE OF THE SHARES. The Company agrees to sell to the Purchaser, and upon the basis of the representations and warranties, and subject to the terms and conditions, set forth in this Agreement, the Purchaser agrees to purchase from the Company that number of Shares (the "Purchase Shares") set forth on the Signature Page hereof in consideration for a cash purchase price (the "Purchase Price") equal to US$0.60 per Purchase Share.

         2. CLOSING DATE; DELIVERY. The closing of the purchase and sale of the Purchase Shares shall be held at the offices of the Company, 505 Sansome Street, #1402, San Francisco, California 94111 on December 23, 1998 or at such other time and place as the parties may agree upon (the "Closing"). At the Closing, subject to the terms of this Agreement, the Purchaser shall deliver the Purchase Price via wire transfer of immediately available funds to the account of the Company's Placement Agent, BES Investmento, S.A., Chase Manhattan Bank (CHASUSA 33), Account No. 400-920875, Swift Code ESSIPTPL. The Placement Agent shall immediately deliver the net amount of the offering to the Company. At the Closing, the Company will deliver to the Purchaser certificates representing the Purchase Shares to be purchased by the Purchaser from the Company.

         3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to, and agrees with, the Purchaser that:

            (a) ORGANIZATION AND STANDING, ARTICLES AND BYLAWS. The Company is a corporation duly organized and validly existing under, and by virtue of the laws of, the

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State of Delaware and is in good standing under such laws. The Company has the requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. The Company is qualified, licensed or domesticated as a foreign corporation in all jurisdictions where the nature of its activities or of its properties owned or leased makes such qualification, licensing or domestication necessary at this time.

            (b) CORPORATE POWER. The Company has now, or will have at the Closing Date, all requisite legal and corporate power to enter into this Agreement, to sell the Purchase Shares hereunder, and to carry out and perform its obligations under the terms of this Agreement.

            (c) AUTHORIZATION.

                (i) All corporate action on the part of the Company, its officers, directors, and stockholders necessary for the sale and issuance of the Purchase Shares pursuant hereto and the performance of the Company's obligations hereunder has been taken or will be taken prior to the Closing. This Agreement is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting enforcement of creditors' rights, and except as limited by application of legal principles affecting the availability of equitable remedies.

                (ii) The Purchase Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable and will be free of any liens or encumbrances; provided, however, that such shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein and as may be required by future changes in such laws.

                (iii) No shareholder of the Company has any right of first refusal or any preemptive rights in connection with the issuance of the Shares of Common Stock (including the Shares) by the Company.

            (d) FINANCIAL STATEMENTS. The Company's audited balance sheet as of April 30, 1998, audited statement of income and expenses for the fiscal year ended April 30, 1998, unaudited balance sheet and statement of income and expenses for the three months ended July 31, 1998 (hereinafter collectively referred to as the "Financial Statements") have been supplied by the Company to the Purchaser and such Financial Statements are true and correct, have been prepared in accordance with generally accepted accounting principles consistently applied (except as disclosed therein and except that the unaudited Financial Statements do not contain the footnotes required by generally accepted accounting principles), and fairly present the financial condition of the Company as of the date indicated and the results of the operations of the Company for the period ended, as indicated. Subsequent to July 31, 1998, the Company has determined to reevaluate its investment in Mical Mortgage, Inc. In connection therewith, the Company

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anticipates writing off approximately $4.6 million of goodwill which was incurred in connection with the acquisition of the business and an additional $2.9 million in additional charges. Such write-offs may be retroactively taken in prior periods.

            (e) The Company is subject to the reporting requirements of
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "1934 Act"); the Company's (a) Annual Report on Form 10-KSB for the fiscal year ended April 30, 1998, (b) Annual Proxy Statement of Form 14A for the fiscal year ended April 30, 1998 and the Consent Statement, dated December ___, 1998, (c) Current Reports on Form 8-K dated May 15, 1998, May 19, 1998, May 27, 1998, September 30, 1998, October 13, 1998 and December 7, 1998 and (d) Quarterly Report on Form 10-QSB for the three months ended July 31, 1998 (collectively, the "Public Disclosure") filed by the Company with the U.S. Securities and Exchange Commission (the "SEC") have been so filed in a timely fashion (except for the amendment to the Form 8-K dated May 15, 1998) and include all reports and other information required to be filed or furnished by the Company under the 1934 Act and the Company has provided copies of all such Public Disclosure to the Purchaser.

            (f) VALIDITY OF MATERIAL CONTRACTS AND COMMITMENTS. All the material contracts, mortgages, indentures, commitments, agreements, and instruments to which the Company is a party (collectively, the "Company Agreements") are (i) described in or included as exhibits to the Public Disclosure and (ii) are legal, valid, binding, and in full force and effect and are enforceable by the Company in accordance with their terms except as limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws of general application affecting enforcement of creditors' rights, and except as limited by application of legal principles affecting the availability of equitable remedies.

            (g) NONE BURDENSOME, ETC. Neither the Company nor any subsidiary is in violation of any term of its respective Articles of Incorporation or Bylaws, or, except as disclosed to Purchaser, any Company Agreement, judgment, decree, order, statute, rule, or regulation applicable to it which, either singly or in the aggregate, might result in any adverse change in the business, prospects, conditions, affairs, or operations of the Company, or in any of its properties or assets, or in any impairement of the right or ability of the Company to carry on its business as proposed to be conducted, or in any material liability on the part of the Company, or which question the validity of this Agreement or any action taken or to be taken in connection herewith (each, a "Material Adverse Effect"). The execution, delivery, and performance by the Company of this Agreement, and the issuance and sale of the Shares pursuant hereto, will not result in any such violation or be in conflict with or constitute a default under any such Company Agreement, or cause the acceleration of maturity of any loan or material obligation to which the Company or the subsidiaries are a party or by which any of them are bound or with respect to which any of them is an obligor or guarantor, or result in the creation or imposition of any material lien, claim, charge, restriction, equity or encumbrance of any kind whatsoever upon, or, to the best knowledge of the Company after due inquiry, give to any other person any interest or right (including any right of termination or cancellation) in or with respect to any of the material properties, assets, business or

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agreements of the Company or the subsidiaries. To the best knowledge of the
Company after due inquiry, no such Company Agreement materially adversely affects or in the future (so far as can reasonably be foreseen by the Company at the date of this Agreement) may materially adversely affect the business, property, prospects, condition, affairs, or operations of the Company and the subsidiary.

            (h) LITIGATION, ETC. Other than as described in the Financial Statements and ongoing regulatory proceedings relating to Mical Mortgage, Inc. or the Public Disclosure, there are no actions, proceedings or investigations pending (or to the best of the Company's knowledge, any basis therefor or threat thereof), which might either singly or in the aggregate, have a Material Adverse Effect.

            (i) GOVERNMENTAL CONSENT ETC. No consent, approval, or authorization of, or designation, declaration, or filing with, any governmental unit is required on the part of the Company in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Purchase Shares, or the consummation of any other transaction contemplated hereby (except qualification or exemption under the California Corporate Securities Law, which exemption or qualification will be available or obtained and will be effective at the time of Closing).

            (j) OFFERING. The offer, sale and issuance of the Shares in conformity with the terms of this Agreement (the "Offering") will not violate the Securities Act of 1933, as amended ("Securities Act").

            (k) INTEGRATION. The Company has not, directly or indirectly, during the six month period prior to the Closing solicited any offer to buy or offered to sell, and will not, directly or indirectly, during the six month period subsequent to the Closing, solicit any offer to buy or offer to sell, in the United States or to any United States person (as that term is defined in Regulation S under the Securities Act), any security which is or would be integrated with the sale of the Shares in a manner that would require the Shares to be registered under the Securities Act.

            (l) NO GENERAL SOLICITATION OR DIRECTED SELLING EFFORTS. (A) Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, within the preceding six months, offered or sold to any person in the United States any shares of Common Stock, any depositary shares representing Common Stock or any securities of the same or a similar class as, or convertible into, such securities, and neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has offered or sold, or will offer for sale for a six month period following Closing, or sell any Common Stock, by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act, and
(b) neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts (as that term is defined in Regulation S under the Securities Act) with respect to the Purchase Shares, and the Company, its affiliates and any person acting on its or their behalf have complied and will comply with the offering restrictions

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requirements or Regulation S in connection with the offering of the Purchase
Shares outside the United States.

            (m) TITLE TO AND CONDITION OF PROPERTIES. The Company and its subsidiaries have good and marketable title to all their respective tangible and intangible property and assets, including those reflected in the Public Disclosure and the Financial Statements Such property and assets are subject to no mortgage or security interests, conditional sales contract, charge, lien or encumbrance (except for the lien of current taxes not yet due and payable and such imperfections of title, easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value of, or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair the business operations of the Company and any subsidiary). Subsequent to July 31, 1998, neither the Company nor any subsidiary has sold or disposed of any of its property and assets or obligated itself to do so except in the ordinary course of business. All material real and personal property leases to which the Company or the subsidiaries are a party are in good standing, valid and effective, and there is not under any such lease any default or event which with notice or lapse of time or both would constitute a default and in respect of which the Company or the subsidiaries have not taken reasonable steps to prevent such a default from occurring other than such defaults which would not have, either singly or in the aggregate, a Material Adverse Effect.

            (n) DISCLOSURE. This Agreement, the Public Disclosure, the Financial Statements, and all certificates delivered to Purchaser pursuant to this Agreement, when read together, do not contain any untrue statement of a material fact and do not omit to state a material fact necessary in order to make the statements contained therein or herein not misleading, it being understood that the information provided to the Purchaser regarding the Company contains estimates and projections which constitute forward looking statements and which have been made in good faith by the Company and no warranty of such projections is expressed or implied hereby. There is, to the best of the Company's knowledge, no fact which might have a Material Adverse Effect which has not been set forth in this Agreement, the Public Disclosure, the Financial Statements or the other information provided to Purchaser.

            (o) THE PURCHASE SHARES:

                (i) are free and clear of any security interests, liens, claims, or other encumbrances;

                (ii) have been duly and validly authorized and issued and are, and at Closing will be, fully paid and non-assessable;

                (iii) will not have been, individually and collectively, issued or sold in violation of any pre-emptive or other similar rights of the holders of any securities of the Company; and

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                (iv) will not subject the holders thereof to personal
liability by reason of being such holders.

            (p) FURNISHING OF FINANCIAL STATEMENTS AND INFORMATION. The Company will deliver to the Purchaser:

                (i) as soon as practicable, but in any event within 90 days after the end of each fiscal year, a consolidated balance sheet of the Company and its subsidiaries, as of the end of such fiscal year, together with the related consolidated statements of operations, shareholders' equity and cash flow for such fiscal year, setting forth in comparative form figures for the previous fiscal year, all in reasonable detail and duly certified by the Company's independent public accountants, which accountants shall have given the Company an opinion, unqualified as to the scope of the audit, regarding such statements.

                (ii) with reasonable promptness, such other financial data relating to the business, affairs, results of operations and financial condition of the Company and any subsidiaries as is available to the Company and as from time to time the Purchasers may reasonably request.

            (q) INSPECTION. The Company will permit each Purchaser and any of its partners, officers or employees, or any outside representatives designated by such Purchaser, to visit and inspect at such Purchaser's expense any of the properties of the Company or its subsidiaries, including their books and records (and to make photocopies thereof or make extracts therefrom), and to discuss their affairs, finances, and accounts with their officers, lawyers and accountants, except with respect to trade secrets and similar confidential information, all to such reasonable extent and at such reasonable times and intervals as such Purchaser may reasonably request. Except as otherwise required by laws or regulations applicable to a Purchaser, the Purchasers shall maintain, and shall require their representatives to maintain, all information obtained pursuant to this section on a confidential basis.

         4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to, and agrees with, the Company:

            (a) No consent, approval, authorization, or order of any court, governmental agency or body, or arbitrator having jurisdiction over the Purchaser is required for execution of this Agreement, including, without limitation, the purchase of the Purchase Shares or the performance of the Purchaser's obligations hereunder.

            (b) The Purchaser understands that no federal or state agency has passed on or made any recommendation or endorsement of the Purchase Shares.

            (c) The Company has given the Purchaser the opportunity to have answered all of the Purchaser's questions concerning the Company and its business and has made available to the Purchaser all information requested by the Purchaser.

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            (d) The Purchaser understands that the Purchase Shares are being offered and sold to it in reliance on specific exemptions or non-application from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments, and understandings of the Purchaser set forth herein in order to determine the applicability of such exemptions or non-applications and the suitability of the Purchaser to acquire the Shares.

            (e) The Purchaser is aware that the Purchase Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) and Regulation D thereof and that the Purchase Shares must be held by the Purchaser indefinitely, and the Purchaser must therefore bear the economic risk of such investment indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration. The Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including among other things the existence of a public market for the Shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being through a "broker's transaction" or in transactions directly with a "market maker" (as provided by Rule 144(f)), and the number of shares being sold during any three-month period not exceeding specified limitations. The Purchaser is also aware that while many of the restrictions of Rule 144 do not apply to the resale of shares by a person who owned those shares for at least two years prior to their resale and who is not an "affiliate" (within the meaning of Rule 144(a)) of the issuer and has not been an affiliate of the issuer for at least three months prior to the date of resale of the restricted securities, the Company does not warrant or represent that the Purchaser is not an affiliate as of the date of this Agreement or that the Purchaser will not be an affiliate at any relevant times in the future.

            (f) Each instrument representing the Shares is to be endorsed with the following legends:

                (i) THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

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                (ii) Any other legend required by California or other state securities laws.

            (g) The Company need not register a transfer of legended Shares and may instruct its transfer agent not to register the transfer of the Shares unless one of the conditions specified in the legends as set forth in section 4(f) hereof is satisfied.

            (h) Any legend endorsed on an instrument pursuant to Section 4(f) hereof and the stop transfer instructions with respect to such Shares shall be removed, and the Company shall issue an instrument without such legend to the holder of such Shares if such Shares are registered under the Securities Act and a prospectus meeting the requirements of Section 10 of the Securities Act is available or if such holder provides the Company with an opinion of counsel for such holder of the Shares, reasonably satisfactory to the Company, to the effect that a public sale, transfer or assignment of such Shares may be made without registration.

            (i) The Purchaser is either (i) acquiring the Purchase Shares for the Purchaser's own account; or (ii) for the account of another for which the Purchaser acts as a fiduciary, in which case the Purchaser will so advise the Company. If acting as a fiduciary, the Purchaser makes the representations, warranties, and covenants as set forth herein on its own behalf and as agent for and on behalf of such other party. The Purchaser is acquiring the Purchase Shares for investment and without any present intention to engage in a distribution thereof.

            (j) The Purchaser has the knowledge and experience in financial and business matters to evaluate the merits and risks of the proposed investment.

            (k) The Purchaser is an "Accredited Investor" as that term is defined under Rule 501 adopted pursuant to the Securities Act.

         5. NEGATIVE COVENANTS OF THE COMPANY. The Company further covenants and agrees that without the prior written approval of a majority in interest of the Purchasers, it will not:

            (a) Engage in any business other than the business engaged in or proposed to be engaged in by the Company or any subsidiary on the date hereof, in each case as set forth in the Public Disclosure, and any businesses or activities substantially similar or related thereto;

            (b) Invest, directly or indirectly, in any business or enterprise, other than in connection with the operation of its business; provided, however, pending the use of the net proceeds from the sale of the Shares in its businesses, the Company may invest such net proceeds in short term interest bearing deposits and securities;

            (c) By amendment of its articles of incorporation through voluntary reorganization or recapitalization, or through any transfer of its assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company; or

            (d) Effect any private or public offering of the Company's Common Stock or other securities convertible into or exchangeable for Common Stock, during the period commencing on the date of the Closing and ending six months thereafter.

         6. CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATIONS. The obligations of the Purchaser hereunder are subject to the performance by the Company of its obligations hereunder and to the satisfaction of the following conditions precedent on or before the Closing:

            (a) The representations and warranties made by the Company in this Agreement shall, unless waived by the Purchaser, be true and correct as of the date hereof and at the Closing, with the same force and effect as if they had been made on and as of the date of the Closing.

            (b) After the date hereof until the Closing, there shall not have occurred:

                (i) any change, or any development involving a prospective change, in either (A) the condition, financial or otherwise, or in the earnings, business or operations, or in or affecting the properties of the Company, or (B) the financial or market conditions or circumstances in the United States, in either case which, in the Purchaser's sole judgment, is material and adverse and makes it impractical or inadvisable to proceed with the offering, sale, or delivery of the Shares;

                (ii) an imposition of a new legal or regulatory restriction not in effect on the date hereof, or any change in the interpretation of existing legal or regulatory restrictions, that materially and adversely affects the offering, sale, or delivery of the Shares; or

                (iii) a suspension or material limitation of trading (A) generally on or by the New York Stock Exchange or NASDAQ or (B) of any securities of the Company on any exchange or in any over-the-counter market.

            (c) At the Closing the Purchasers shall have received the favorable opinion, dated the Closing, of Severson & Werson, U.S. counsel to the Company, in form and substance satisfactory to the Purchasers to the effect set forth below:

                (i) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Sate of Delaware;

                (ii) The Shares have been duly authorized for issuance and sale to the Purchaser pursuant to this Agreement and, when issued and delivered by the

Company pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued and fully paid and non-assessable and no holder of the Shares is or will be subject to personal liability by reason of being such a holder;

                (iii) The Company has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Public Disclosure and to enter into and perform its obligations under this Agreement;

                (iv) This Agreement has been duly authorized, executed and delivered by the Company;

                (v) Neither the Company nor any subsidiary is in violation of its charter or by-laws and no default by the Company or any subsidiary exists in the due performance or observance of any Company Agreement, other that such defaults that would not, either singly or in the aggregate, have a Material Adverse Effect;

                (vi) The authorized, issued and outstanding capital stock of the Company is as set forth in Item 5 of the company's Annual Report on Form 10-KSB for the year ended April 30, 1998 (except for subsequent issuances, if any, pursuant to this Agreement or pursuant to reservations, agreements or employee benefit plans referred to in the Public Disclosure or pursuant to the exercise of convertible securities or options referred to in the Public Disclosure); the shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable;

                (vii) The Shares have been duly authorized for issuance and sale to the Purchasers pursuant to this Agreement and, when issued and delivered by the Company pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued and fully paid and non-assessable and no holder of the Shares is or will be subject to personal liability by reason of being such a holder; and

                (viii) The issuance of the Shares is not subject to preemptive or other similar rights of any security holder of the Company.

         7. CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS. The obligations of the Company hereunder are subject to the performance by the Purchaser of its obligations hereunder and to the satisfaction of the condition that the representations and warranties made by the Purchaser in this Agreement shall, unless waived by the Company, be true and correct at the Closing Date, with the same force and effect as if they had been made on and as of, the date of the Closing.

         8. REGISTRATION RIGHTS.

            (a) RIGHTS TO REGISTRATION. The Company shall use its best efforts to file with the SEC as promptly as practicable and thereafter shall use its best efforts to cause to be declared effective within ninety (90) days from the date of the Closing a

"shelf" registration statement on the appropriate form under the Securities Act providing for the registration of, and the sale on a continuous or delayed basis by the holders of, all of the Shares, pursuant to Rule 415 or any similar rule that may be adopted by the SEC (the "Shelf Registration Statement").

                  The Company shall use its best efforts to keep the Shelf Registration Statement continuously effective in order to permit the prospectus forming part thereof to be usable by Purchasers for a period ending on the earlier of (i) (x) the second anniversary of the Closing, (y) the expiration of the period following the Closing after which Rule 144(k) under the Securities Act generally becomes available to non-affiliates of an issuer or (z) in the event the Company has at any time suspended the use of the prospectus contained in the Shelf Registration Statement pursuant to this paragraph, the date beyond the earlier of the periods referred to in clauses
(x) and (y) that reflects an additional period of days equal to the number of days during all of the periods from and including the dates the Company gives notice of such suspension pursuant to this paragraph to and including the date when holders of Shares receive an amended or supplemented prospectus necessary to permit resales of Shares under the Shelf Registration Statement or to and including the date on which the Company gives a Resumption Notice of (ii) such time as all of the Shares covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or pursuant to Rule 144 (in any such case, such period being called the "Shelf Registration Period"). The Company shall be deemed not to have used its best efforts to keep the Shelf Registration Statement effective during the requisite period if it voluntarily takes any action that would result in holders of Shares covered thereby not being able to offer and sell Shares during that period, unless such action, in the opinion of the Company after consulting with legal counsel, is required by applicable law.

                  Notwithstanding any other provisions hereof, the Company will ensure that (i) any Shelf Registration Statement and any amendment thereto and any prospectus forming part thereof and any supplement thereto complies in all material respects with the Securities Act and the rules and regulations thereunder, (ii) any Shelf Registration Statement and any amendment thereto does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated herein or necessary to make the statements therein not misleading and
(iii) any prospectus forming part of any Shelf Registration Statement, and any supplement to such prospectus does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  In addition, if, at any time during the period after the Closing and ending ten (10) years thereafter, the Company shall determine to register under the Securities Act any shares of Common Stock to be offered for cash by it or others, pursuant to a registration statement on Form SB-1 (or its equivalent) (the "SB-1 Registration Statement" and, together with the Shelf Registration Statement, the "Registration Statements"), the Company will (i) promptly give written notice to

Purchaser of its intention to file such SB-1 Registration Statement and (ii) at the Company's expense (which shall include, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and independent accountants for the Company, and fees and expenses incident to compliance with state securities law, but shall not include fees and disbursements of counsel for Purchaser) include among the securities covered by the SB-1 Registration Statement such portions of the Shares then held by Purchaser as shall be specified in a written request to the Company within thirty (30) days after the date on which the Company gave the notice described in (i) above. Upon receipt of such written request and of the Shares specified in the request (any shareholder requesting registration being individually called a "Selling Shareholder"), the Company shall (i) use its reasonable best efforts to effect the registration, qualification or compliance of the Shares under the Securities Act and under any other applicable federal law and any applicable securities or blue sky laws of jurisdictions within the United States; (ii) furnish each Selling Shareholder such number of copies of the prospectus contained in the SB-1 Registration Statement filed under the Securities Act (including preliminary prospectus) in conformity with the requirements of the Securities Act, and such other documents as the Selling Shareholder may reasonably request in order to facilitate the disposition of the Shares covered by the SB-1 Registration Statement; (iii) notify each Selling Shareholder, at any time when a prospectus relating to the Shares covered by such SB-1 Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus forming a part of such SB-1 Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and (iv) at the request of the Selling Shareholder, prepare and furnish to the Selling Shareholder any reasonable number of copies of any supplement to or amendment of such prospectus as may be necessary so that, as thereafter delivered to purchasers of the Shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

            (b) REGISTRATION OF UNDERWRITTEN OFFERING. If the offering of Common Stock to be registered by the Company pursuant to either of the Registration Statements is underwritten, each Selling Shareholder shall sell the Shares to or through the underwriter(s) of the Common Stock being registered for the account of the Company or others upon the same terms applicable to the Company or others. If the managing underwriter(s) reasonably determine that all or any portion of the Shares held by the Selling Shareholder should not be included in either of the Registration Statements, then notwithstanding anything to the contrary in this Section, the determination of such underwriter(s) shall be conclusive; provided, however, that if such underwriter(s) determine that some but not all of the Shares of the Selling Shareholder shall be included in the Registration Statement, the number of Shares owned by each Selling Shareholder to be included in the Registration Statement will be proportionately reduced in accordance with the respective written requests given as provided above.

            (c) INDEMNIFICATION. In the event that Purchase Shares purchased pursuant to this Agreement are included in a Registration Statement under this Section 8, the Company will indemnify and hold harmless each Selling Shareholder and each other person, if any, who controls such Selling Shareholder within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such Selling Shareholder or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of are based upon any untrue statement or alleged untrue statement of any material fact contained, in either of the Registration Statements pursuant to which the Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arise out of or are based upon the failure by the Company to file any amendment or supplement thereto that was required to be filed under the Securities Act, and will reimburse such Selling Shareholder and each such controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action. Notwithstanding the foregoing, the Company will not be liable in any such case to a Selling Shareholder to the extent that any such loss, claim, damage, or liability arises out of or is based upon an untrue statement or omission made in such Registration Statement, preliminary prospectus, final prospectus or amendment or supplement in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by or on behalf of that Selling Shareholder specifically for use in the preparation of such Registration Statement, preliminary prospectus, final prospectus, or amendment or supplement. It shall be a condition precedent to the obligation of the Company to take any action pursuant to this Section that the Company shall have received an undertaking satisfactory to it from each Selling Shareholder to indemnify and hold harmless the Company (in the same manner and to the same extent as set forth in this Section), each director of the Company, each officer who shall sign such registration statement, and any persons who control the Company within the meaning of the Securities Act, with respect to any statement or omission from such registration statement, preliminary prospectus, or any final prospectus contained therein, or any amendment or supplement thereto, if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by the indemnifying party specifically for use in the preparation of such registration statement, preliminary prospectus, final prospectus, or amendment or supplement. Promptly following receipt by an indemnified party of notice of the commencement of any action involving a claim referred to above in this Section 8(c), such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action, provided, however, that any failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 8 or
Section 9 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

            (d) BINDING PROVISIONS. The provisions of this Section 8 shall be binding on the successors of the Company. No Shareholder may assign the provisions of this Section 8 or all or any part of its or their rights or obligations hereunder, except that in the event of a merger or consolidation in which the Company or the Purchaser is not the survivor, the Company or the Purchaser, as the case may be, shall assign and transfer, and successor shall assume, the provisions of this Section 8.

            (e) CONFLICTS. To the extent that the Company's compliance with the obligations set forth in Sections 8(a) through 8(d) above would conflict with or otherwise cause a breach of or default under any of its existing obligations pursuant to any agreements to which it currently is a party, the Company's failure to comply with those obligations shall not be deemed a breach of this Agreement.

            (f) TRANSFER OF REGISTRATION RIGHTS. The rights to cause the Company to register the Purchase Shares granted to the Purchaser by the Company under Section 8 may be assigned by the Purchaser to a transferee or assignee of any of the Purchaser's Shares, provided that the Company is given written notice by the Purchaser at the time of or within a reasonable time after said transfer, stating the name and address of said transferee or assignee and indemnifying the Purchase Shares with respect to which such registration rights are being assigned.

            (g) ADDITIONAL SHARES. In the event that the Company shall fail to cause the Shelf Registration Statement with respect to the Shares to be declared effective by the SEC within ninety (90) days from the date of the Closing as provided in Section 8(a), the Company shall pay to the Purchaser for each month or portion thereof until such Shelf Registration Statement becomes effective an amount equal to one percent (1%) of the greater of (i) the purchase price paid for the Purchase Shares pursuant to this

Agreement, or (ii) the value of the Purchase Shares measured by the average closing bid price of a share of the Company's Common Stock on the five trading days immediately preceding the date that is ninety (90) days following the date of the Closing. Such payments shall be paid by the delivery to the Purchaser of shares of Common Stock valued in the same manner as in (ii) above. Provided that the Company shall continue to use its reasonable best efforts to cause such Shelf Registration Statement to become effective as promptly as practicable, the delivery of such Common Stock shall be in full satisfaction of any liability on the part of the Company for failing to register the Shares as provided herein; provided further however, that such delivery shall not excuse the Company from the obligation to register all of such Shares which obligation shall continue. Any shares of Common Stock issued pursuant to this Section 8(g) shall be subject to the same registration rights provided in this Section 8.

         9. CONTRIBUTION

            (a) If the indemnification provided for in Section 8 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Selling Shareholder on the one hand and the Company on the other hand from the offer and sale of the Purchase Shares pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Selling Shareholder on the one hand and of the Company on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

            (b) The relative fault of the Company on the one hand and the Selling shareholder on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Selling Shareholder and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

            (c) The Company and the Selling Shareholder agree that it would not be just and equitable if a contribution pursuant to this Section 9 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 9 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

            (d) No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

            (e) For purposes of this Section 9, each person, if any, who controls the Selling Shareholder within the meaning of Section 15 of the Securities Act or Section 20 of the 1934 Act shall have the same rights to contribution as such Selling Shareholder, and each director of the Company, each officer of the Company, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company.

         10. FEES AND EXPENSES. Each of the Purchaser and the Company each agrees to pay its own expenses incident to the performance of its obligations hereunder, except that the Company agrees to pay the fees, expenses and disbursements of the Purchaser's counsel.

         11. SURVIVAL OF THE REPRESENTATIONS, WARRANTIES, ETC. The respective agreements, representations, warranties, indemnities, and other statements made by or on behalf of the Company and Purchaser pursuant to this Agreement shall remain in full force and effect, regardless of any investigation made by or on behalf of the other party to this Agreement or any officer, director, or employee, or person controlling or under common control with, such party, and will survive delivery of any payment of the Shares.

         12. NOTICES. All communications hereunder shall be in writing and, if sent to the Purchasers, shall be sufficient in all respects if delivered, sent by registered mail, or by telecopy and confirmed to the Purchasers at the address set forth on the Signature Page or, if sent to the Company, shall be delivered, sent by registered mail, or by telecopy and confirmed to the Company at:

             Finet Holdings Corporation
             505 Sansome Street, #1420
             San Francisco, California 94111

             Tel: (415) 263-5400
             Fax: (415) 263-5440

         13. MISCELLANEOUS.

             (a) This Agreement may be executed in one or more counterparts and it is not necessary that signatures of all parties appear on the same counterpart, but such counterparts together shall constitute but one and the same agreement.

             (b) This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective successors and, with respect to Sections 8 and 9 hereof, the officers, directors, and controlling persons thereof and each person under common control therewith, and no other person shall have any right or obligation hereunder.

             (c) This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

             (d) The headings of the sections of this document have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

         IN WITNESS HEREOF, the parties hereto have duly executed and delivered this Agreement, all as of the day and year first above written.

                                       COMPANY:

                                            FINET HOLDINGS CORPORATION

                                            By
                                              ----------------------------
                                                        President

                                       PURCHASER:
Purchase Shares:     ___________
                                            -------------------------------
Total Purchase Price:___________                       Print Name

                                            -------------------------------
                                                  Authorized Signature

                                            -------------------------------
                                                        Address

                                            -------------------------------
                                                    Telephone Number